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                         PATRIOT SCIENTIFIC CORPORATION





                                   FORM 10-KSB




                                EXHIBIT NO. 3.3.2






          CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                 OF THE COMPANY


                                      EX-7
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                            CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATE OF INCORPORATION OF
                         PATRIOT SCIENTIFIC CORPORATION


        Patriot Scientific Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

The first paragraph of the FIFTH Article of the Certificate of Incorporation of the Corporation be amended to read as follows:


FIFTH. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is SIXTY-FIVE MILLION (65,000,000), having a par value of $.00001 per share, of which SIXTY MILLION (60,000,000) shall be designated Common Stock (the "Common Stock" or "Common Shares"), and FIVE MILLION (5,000,000) shall be designated Preferred Stock, par value $.00001 per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. All shares shall be issued for such consideration or considerations as the Board of Directors of the Corporation may from time to time determine. All rights, preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Preferred Stock shall be fixed by the Board of Directors of the Corporation. The rights, preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock shall be expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock and shall be as follows:

IN WITNESS WHEREOF, Patriot Scientific Corporation has caused this Certificate to be executed by Michael A. Carenzo, its authorized officer, on this 24th day of June, 1997.





/s/ MICHAEL A. CARENZO
Michael A. Carenzo, Chief Executive Officer


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